Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. ANNOUNCES
RESTRUCTURING OF OXYGENT™ AGREEMENT WITH BAXTER

Company Provides New Plans for Oxygent Development;
Retains Burrill & Company to Seek Strategic Partners

San Diego, CA; January 27, 2003 --- Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB) announced today that it has signed a letter of intent with Baxter Healthcare Corporation under which Alliance would acquire an option to purchase Baxter’s ownership interest in PFC Therapeutics, LLC, the joint venture established by Alliance and Baxter in May 2000 to commercialize Oxygent™, an intravascular oxygen carrier, in North America and Europe. The definitive agreement for the purchase of the option will provide that Alliance would pay Baxter a royalty on the sales of Oxygent by PFC Therapeutics, its licensees, or its assignees following regulatory approval. In addition, Alliance would have six months to exercise its option to purchase Baxter’s ownership interest in PFC Therapeutics. Under the terms of the letter of intent, Baxter would retain a right of first offer to market Oxygent in the U.S. Oxygent (perflubron emulsion) is intended to avoid the need for donor blood in elective surgery and other situations.

          Alliance also announced that it has retained Burrill & Company, a life sciences merchant bank, to assist Alliance and PFC Therapeutics in seeking strategic and financial partners to provide the resources necessary to conduct pending international Phase 3 clinical studies with Oxygent. Alliance has obtained regulatory and clinical site approvals in select European countries to commence the Phase 3 protocol, which was designed using data from a successful multinational Phase 3 study with general surgery patients as reported in the journal Anesthesiology last month.

          “This letter of intent and subsequent definitive agreement regarding PFC Therapeutics, together with the engagement of Burrill & Company, should enable Alliance to obtain the financial support needed to re-initiate the Oxygent clinical program, which we hope to begin this summer,” said Duane J. Roth, Chairman and CEO of Alliance. "The development of a safe and effective ‘blood substitute’ continues to be an important medical need as availability of donor blood decreases while surgical and emergency blood usage escalate. An oxygen therapeutic that can be produced on a large scale and marketed at a reasonable cost could have a positive impact on health care. Oxygent has the beneficial attributes of being a sterile emulsion that does not contain human or animal blood components. It is universally compatible with all blood types and has a shelf-life of approximately two years.

          "This intended restructuring allows Alliance to work with Burrill & Company to pursue financing from investors and strategic partnerships to implement the Phase 3 clinical program, while preserving the opportunity for Alliance to work with Baxter in the United States at a later time," Roth noted.

          Alliance has been using its perfluorochemical and surfactant technologies to develop therapeutic and diagnostic products in addition to Oxygent. On November 25, 2002, Alliance announced that it had signed a term sheet for Photogen Technologies, Inc. to acquire Imagent® (perflexane lipid microspheres), an ultrasound contrast agent that was recently approved by the FDA for marketing in the United States.

          In conjunction with the intended restructuring of the Oxygent agreement and the pending Photogen acquisition, Theodore D. Roth has resigned his position as Alliance’s President and COO, but will remain a member of the Board of Directors and will serve as an unpaid consultant to the Company. Current members of the Board of Directors are Pedro Cuatrecasas, MD, Carroll O. Johnson, Stephen M. McGrath, Donald E. O’Neill, Jean G. Riess, Ph.D., Duane J. Roth, and Theodore D. Roth. Helen M. Ranney, MD, a renowned hematologist, has retired from the Board, but will continue to advise the Company regarding scientific and medical matters.

Additional information about Alliance is available on the Company’s web site at www.allp.com.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the availability of funding for development, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-K and Form 10- Q, and those risk factors set forth in the most recent registration statement on Form S-3 (File No. 333-72844) and Form S-4 (File No. 333-49676). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information, please contact:
Gwen Rosenberg, Vice President, Corporate Communications, at (858) 410-5275